UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Jay Worley (610) 902-6206 jay.worley@airgas.com	Joele Frank / Dan Katcher / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher	Barry Strzelec (610) 902-6256 barry.strzelec@airgas.com
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Airgas Reports Fiscal Fourth Quarter and Full Year 2010 Earnings

•	Fourth quarter adjusted diluted EPS* of $0.69, which excludes $0.22 of special items, up 6% sequentially and up 1% over prior year

•	Fourth quarter sales per day up 2% over third quarter, the second consecutive quarter of sequential daily sales growth

•	Record full year free cash flow* of $411 million, up 25% from prior year; $268 million adjusted debt* reduction in fiscal 2010

RADNOR, PA — May 6, 2010 — Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $40.1 million, or $0.47 per diluted share, for its fourth quarter ended March 31, 2010. Excluding legal and professional fees of $0.18 per diluted share** related to an unsolicited takeover attempt, debt extinguishment charges of $0.07 per diluted share, and a $0.03 per diluted share income tax benefit, adjusted earnings per diluted share* were $0.69, up 6% sequentially and up 1% from the prior year.

Fourth quarter sales were $980 million, a sequential increase of 2% in sales per day and 4% in total sales compared to the third quarter. Compared to the prior year, total same-store sales declined 3% in the quarter, with hardgoods down 2% and gas and rent down 3%. Acquisitions contributed 2% sales growth in the quarter.

“The economic recovery appears to be building momentum, as daily sales rates improved sequentially for the second consecutive quarter, and March was our first positive same-store sales month since November 2008,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Conditions continued to improve in our manufacturing customer base, and our Great Lakes region posted the strongest gains while hardgoods sales began to rebound nationwide. The signs point to a strengthening industrial economy, and we expect to achieve same-store sales growth in the mid to high single digits for fiscal 2011. We are more confident than ever in our ability to build on our track record of success in delivering strong returns and creating meaningful value for all Airgas stockholders.”

Cost reductions and operating efficiencies helped support fourth quarter adjusted operating margin*, which declined modestly year-over-year to 10.7% from 11.5% and sequentially from 11.1%. The sequential decline is attributable to the seasonality of certain businesses in the All Other Operations segment. Adjusted operating margin* in the Distribution segment expanded sequentially for a third consecutive quarter to 11.3%.

For the full year, sales declined 11% from the prior year to $3.9 billion. Acquisitions contributed 3% sales growth for the year, while total same-store sales declined by 14%, with hardgoods down 20% and gas and rent down 10%. The Company acquired six businesses in fiscal 2010, with aggregate annual revenue of more than $47 million.

Net earnings for the year were $2.34 per diluted share. Excluding $0.34 of special items, adjusted earnings per diluted share* were $2.68, down 14% versus prior year, and the related full-year adjusted operating margin* was 11.1%. Free cash flow* for the year was a record $411 million compared to $328 million last year, driven by adjusted cash from operations* of $647 million, and a $99 million (28%) year-over-year reduction in capital expenditures. The Company reduced adjusted debt* by $268 million, and increased its dividend payout by 36% in fiscal 2010.

“Strong, stable cash flow is a fundamental element of our business model, and we were pleased to generate record free cash flow* this year in spite of the severe economic conditions,” McCausland said. “Having achieved strong earnings deep into the recession and solid results through the downturn, we are excited to again have our sights on double-digit earnings growth. Airgas is poised to capitalize on the substantial infrastructure investment and industry consolidation we have achieved over the last decade as the economic recovery takes shape. There is significant value to be realized for our stockholders through the execution of our business strategies, continued focus on operating efficiency programs, and implementation of our SAP system, which we will begin to roll out in July.”

The Company expects earnings per diluted share of $0.70 to $0.72 for the first quarter, an increase of 6% to 9% over the prior year, which includes $0.02 per diluted share of incremental expense associated with its SAP implementation. For the full year 2011, the Company expects earnings per diluted share of $2.95 to $3.05, an increase of 10% to 14% over fiscal 2010 adjusted earnings, which includes $0.10 per diluted share of incremental expense associated with its SAP implementation. The first quarter and fiscal 2011 guidance does not incorporate the impact of debt extinguishment or multi-employer pension plan withdrawal charges, if any, or future costs related to the unsolicited takeover attempt.

“Our fiscal 2011 guidance represents a year-over-year increase of 14% to 18% in underlying earnings before SAP costs,” added McCausland. “The increasing earnings momentum reinforces our confidence in the mid-term financial goals outlined at our December Analyst Meeting. We’ve targeted earnings of at least $4.20 per share in calendar 2012, three quarters of which fall in our 2013 fiscal year. The earnings goal includes the costs of the SAP implementation but none of the benefits. Implementing SAP will enable more efficient processes across all facets of our complex, high-volume distribution business, including driving future operating efficiencies and enhancing our customer service culture. We expect the financial benefits of SAP to more than justify the investment. As we progress through our business unit conversions, we will be better positioned to quantify the project’s benefits and identify their timing.”

The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Thursday, May 6. The teleconference will be available by calling (888) 283-6901. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through June 5 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 15. To listen, call (888) 203-1112 and enter passcode 8514645.

*	See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, free cash flow, adjusted cash from operations, and adjusted debt.
**	The legal and professional fees incurred are in response to Air Products’ unsolicited takeover attempt, a significant portion of which represents up-front accruals for the minimum obligations to the Company’s advisors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: expectations for first quarter earnings per diluted share to be in the range of $0.70 to $0.72, which includes $0.02 per diluted share of incremental expense associated with the SAP implementation; expectations for earnings per diluted share for fiscal 2011 to be in the range of $2.95 to $3.05, which includes $0.10 per diluted share of incremental expense associated with the SAP implementation; first quarter and fiscal 2011 guidance not incorporating the impact of debt extinguishment or multi-employer pension plan withdrawal charges, if any, or future costs related to the unsolicited takeover attempt; signs pointing to a strengthening industrial economy; same-store sales growth in the mid to high single digits in fiscal 2011; our ability to build on our track record of success in delivering strong returns and creating meaningful value for all Airgas stockholders; future double-digit earnings growth; the advantages of our substantial infrastructure investment and industry consolidation as the economic recovery takes shape; significant value to be realized for our stockholders through the execution of our business strategies, our continued focus on operating efficiency programs, and the implementation of our SAP system, which we expect to begin to roll out in July 2010; our calendar 2012 mid-term financial goals, which include diluted earnings per share of at least $4.20, and the costs of the SAP implementation but none of the benefits; SAP enabling more efficient processes across all facets of our complex, high-volume distribution business, including driving future operating efficiencies and enhancing our customer service culture; and statements related to the financial benefits of implementing SAP. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding the planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the timing of economic recovery in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; business disruptions associated with Air Products’ unsolicited takeover attempt; and other factors described in the Company’s reports, including its March 31, 2009 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

Additional Information

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2009, which was filed with the SEC on June 1, 2009, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009. To the extent holdings of Airgas securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Year Ended March 31,
	2010	2009	2010	2009
Net sales	$980,375	$992,100	$3,864,005	$4,349,455

Costs and expenses:
Cost of products sold (excluding depreciation)	449,791	447,729	1,732,424	2,045,020
Selling, distribution and administrative expenses (d)	364,293	372,324	1,473,599	1,558,772
Costs related to unsolicited takeover attempt (e)	23,435	—	23,435	—
Depreciation	54,846	51,266	212,718	198,033
Amortization	6,127	6,275	22,231	22,762

Total costs and expenses	898,492	877,594	3,464,407	3,824,587

Operating income	81,883	114,506	399,598	524,868
Interest expense, net	(13,566)	(20,002)	(63,310)	(84,395)
Discount on securitization of trade receivables (a)	(1,148)	(1,697)	(5,651)	(10,738)
Loss on debt extinguishment (c)	(9,191)	—	(17,869)	—
Other income (expense), net	442	89	1,332	(382)

Earnings before income tax expense	58,420	92,896	314,100	429,353
Income tax expense (f)	(18,342)	(36,415)	(117,800)	(168,265)

Net earnings	$40,078	$56,481	$196,300	$261,088

Net earnings per common share:
Basic earnings per share	$0.48	$0.69	$2.39	$3.19

Diluted earnings per share	$0.47	$0.68	$2.34	$3.12

Weighted average shares outstanding:
Basic	82,928	81,329	82,129	81,926
Diluted	84,669	82,666	83,787	83,816

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	(Unaudited)	(Unaudited)
	March 31, 2010	March 31, 2009
ASSETS
Cash	$47,001	$47,188
Trade receivables, net (a)	186,804	184,739
Inventories, net	333,961	390,445
Deferred income tax asset, net	48,591	45,692
Prepaid expenses and other current assets	94,978	76,679

TOTAL CURRENT ASSETS	711,335	744,743
Plant and equipment, net	2,427,996	2,366,526
Goodwill	1,109,276	1,063,370
Other intangible assets, net	212,752	216,070
Other non-current assets	34,573	35,601

TOTAL ASSETS	$4,495,932	$4,426,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$157,566	$156,838
Accrued expenses and other current liabilities	307,822	280,405
Current portion of long-term debt	10,255	11,058

TOTAL CURRENT LIABILITIES	475,643	448,301
Long-term debt, excluding current portion (b)	1,499,384	1,750,308
Deferred income tax liability, net	652,389	576,715
Other non-current liabilities	72,972	79,231
Stockholders’ equity	1,795,544	1,571,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,495,932	$4,426,310

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	(Unaudited)	(Unaudited)
	Year Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$196,300	$261,088
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	212,718	198,033
Amortization	22,231	22,762
Deferred income taxes	66,166	103,280
Loss (gain) on sales of plant and equipment	3,014	(964)
Stock-based compensation expense	22,868	20,635
Loss on debt extinguishment (c)	17,869	—
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (a)	(16,400)	(48,600)
Trade receivables, net	18,287	77,209
Inventories, net	58,785	441
Prepaid expenses and other current assets	(18,028)	(11,479)
Accounts payable, trade	(3,863)	(40,239)
Accrued expenses and other current liabilities	24,085	744
Other non-current assets	4,012	(673)
Other non-current liabilities	(7,997)	530

Net cash provided by operating activities	600,047	582,767

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(252,828)	(351,912)
Proceeds from sales of plant and equipment	14,466	14,360
Business acquisitions and holdback settlements	(80,777)	(273,750)
Other, net	(3,142)	1,378

Net cash used in investing activities	(322,281)	(609,924)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,446,500	1,364,423
Repayment of debt	(1,700,368)	(1,188,675)
Financing costs	(5,161)	(9,201)
Premium paid on call of senior subordinated notes (c)	(14,624)	—
Purchase of treasury stock	—	(120,219)
Proceeds from the exercise of stock options	21,863	16,188
Stock issued for the employee stock purchase plan	15,428	16,507
Tax benefit realized from the exercise of stock options	15,444	11,846
Dividends paid to stockholders	(62,526)	(45,766)
Change in cash overdraft and other	5,491	(13,806)

Net cash (used in) provided by financing activities	(277,953)	31,297

Change in cash	$(187)	$4,140
Cash – Beginning of period	47,188	43,048

Cash – End of period	$47,001	$47,188

See attached Notes.

Notes:

a)	The Company participates in a securitization agreement with three commercial banks to which it sells trade receivables on a revolving basis. Upon its renewal in March 2010, the maximum amount of the facility was established at $295 million, down from $345 million at March 31, 2009. The amount of outstanding receivables sold under the agreement was $295 million and $311 million at March 31, 2010 and March 31, 2009, respectively. The “Discount on securitization of trade receivables” in the accompanying Consolidated Statements of Earnings represents the difference between the proceeds from the sale of trade receivables and the carrying value of those receivables.
b)	The Company maintains a senior credit facility with a syndicate of lenders. Approximately $823 million was available to the Company under this facility at March 31, 2010.
c)	During the fiscal fourth quarter, the Company repurchased $83 million of its 7.125% senior subordinated notes that are due on October 1, 2018, bringing the fiscal year to date repurchases of the 7.125% senior subordinated notes to $154 million. Losses on the extinguishment of debt of approximately $9.2 million and $17.9 million ($5.8 million and $11.3 million after tax) were recognized related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes during the fiscal fourth quarter and year-to-date periods, respectively.
d)	As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. During the year, the Company negotiated the withdrawal from MEPPs at seven of its collective bargaining units. Although there were no charges in the fiscal fourth quarter, the Company recorded multi-employer pension plan charges of $6.7 million during the year. These charges were reflected in selling, distribution and administrative expenses. Through fiscal 2012, five remaining CBAs, covering approximately 60 employees, whose members participate in multi-employer pension plans, will come up for renewal.
e)	In February 2010, Air Products & Chemicals, Inc. made an unsolicited public proposal to acquire the Company, and subsequently commenced a tender offer. The legal and professional fees incurred are in response to the unsolicited takeover attempt and principally represent up-front accruals for the minimum obligations to the Company’s advisors.
f)	The effective tax rate for the current quarter was 31.4% as compared to 39.2% in the prior year quarter. Fiscal year-to-date, the effective tax rate is 37.5% as compared to 39.2% in the prior year. The lower tax rate for the current quarter and year reflects the impact of tax benefits of $2.2 million associated with the reorganization of certain facilities within the All Other Operations business segment and the recognition of previously unrecognized tax benefits associated with uncertain tax positions. Future effective tax rates are expected to be between 38.0% and 39.0%.

g)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Corporate operating expenses are generally allocated to each business segment based on sales dollars. However, the legal and professional fees incurred as a result of Air Products’ unsolicited takeover attempt were not allocated to the Company’s business segments, and are reflected in the eliminations and other column below:

(In thousands)	(Unaudited) Three Months Ended March 31, 2010				(Unaudited) Three Months Ended March 31, 2009
	Distribution	All Other Ops.	Elim./Other	Total	Distribution	All Other Ops.	Elim./Other	Total
Gas and rent	$532,491	$98,740	$(6,009)	$625,222	$534,739	$102,521	$(5,424)	$631,836
Hardgoods	353,715	1,444	(6)	355,153	359,228	1,038	(2)	360,264

Total net sales	886,206	100,184	(6,015)	980,375	893,967	103,559	(5,426)	992,100
Cost of products sold (excluding depreciation)	399,012	56,794	(6,015)	449,791	395,609	57,546	(5,426)	447,729
Selling, distribution and administrative expenses	331,168	33,125	—	364,293	340,463	31,861	—	372,324
Costs related to unsolicited takeover attempt	—	—	23,435	23,435	—	—	—	—
Depreciation	51,185	3,661	—	54,846	47,857	3,409	—	51,266
Amortization	4,966	1,161	—	6,127	4,743	1,532	—	6,275

Operating income	$99,875	$5,443	$(23,435)	$81,883	$105,295	$9,211	$—	$114,506

(In thousands)	Distribution	(Unaudited) Year Ended March 31, 2010				Year Ended March 31, 2009
		All Other Ops.	Elim./Other	Total	Distribution	All Other Ops.	Elim./Other	Total
Gas and rent	$2,106,128	$414,903	$(24,240)	$2,496,791	$2,239,724	$452,037	$(26,236)	$2,665,525
Hardgoods	1,361,199	6,038	(23)	1,367,214	1,678,652	5,292	(14)	1,683,930

Total net sales	3,467,327	420,941	(24,263)	3,864,005	3,918,376	457,329	(26,250)	4,349,455
Cost of products sold (excluding depreciation)	1,534,165	222,522	(24,263)	1,732,424	1,813,125	258,145	(26,250)	2,045,020
Selling, distribution and administrative expenses	1,345,583	128,016	—	1,473,599	1,432,105	126,667	—	1,558,772
Costs related to unsolicited takeover attempt	—	—	23,435	23,435	—	—	—	—
Depreciation	198,066	14,652	—	212,718	184,991	13,042	—	198,033
Amortization	18,196	4,035	—	22,231	18,267	4,495	—	22,762

Operating income	$371,317	$51,716	$(23,435)	$399,598	$469,888	$54,980	$—	$524,868

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share

Reconciliations and computations of adjusted earnings per diluted share:

	Three Months Ended March 31, 2010	Three Months Ended December 31, 2009	Year Ended March 31, 2010
Earnings per diluted share	$0.47	$0.56	$2.34
Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.18	—	0.18
Loss on debt extinguishment	0.07	0.05	0.14
Multi-employer pension plan withdrawal charges	—	0.04	0.05
Income tax benefit	(0.03)	—	(0.03)

Adjusted earnings per diluted share	$0.69	$0.65	$2.68

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company’s earnings performance without the impact of debt extinguishment, multi-employer pension plan withdrawal charges, costs related to Air Products’ unsolicited takeover attempt, and tax benefit. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

Consolidated Airgas

(Dollars in thousands)	Three Months Ended March 31, 2010	Three Months Ended December 31, 2009	Year Ended March 31, 2010
Net sales	$980,375	$942,107	$3,864,005

Operating income	$81,883	$99,989	$399,598
Operating margin	8.4%	10.6%	10.3%

Plus:
Costs related to unsolicited takeover attempt	23,435	—	23,435
Multi-employer pension plan withdrawal charges	—	4,950	6,650

Adjusted operating income	$105,318	$104,939	$429,683

Adjusted operating margin	10.7%	11.1%	11.1%

Distribution Segment

(Dollars in thousands)	Three Months Ended March 31, 2010	Three Months Ended December 31, 2009	Three Months Ended September 30, 2009	Three Months Ended June 30, 2009
Net sales	$886,206	$851,821	$857,443	$871,857

Operating income	$99,875	$89,306	$92,388	$89,748
Operating margin	11.3%	10.5%	10.8%	10.3%

Plus:
Multi-employer pension plan withdrawal charges	—	4,950	1,700	—

Adjusted operating income	$99,875	$94,256	$94,088	$89,748

Adjusted operating margin	11.3%	11.1%	11.0%	10.3%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of charges associated with the Company’s withdrawal from multi-employer pension plans and costs related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Year Ended March 31,
(In thousands)	2010	2009
Net cash provided by operating activities	$600,047	$582,767

Adjustments to cash provided by operating activities:
Cash used by securitization of trade receivables	16,400	48,600
Stock issued for the employee stock purchase plan	15,428	16,507
Tax benefit realized from the exercise of stock options	15,444	11,846

Adjusted cash from operations	647,319	659,720

Capital expenditures	(252,828)	(351,912)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	14,466	14,360
Operating lease buyouts	1,687	5,575

Adjusted capital expenditures	(236,675)	(331,977)

Free Cash Flow	$410,644	$327,743

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

Adjusted Debt

Reconciliations and computations of adjusted debt:

(In thousands)	March 31, 2010	March 31, 2009
Current portion of long-term debt	$10,255	$11,058
Long-term debt, excluding current portion	1,499,384	1,750,308

Net debt	1,509,639	1,761,366
Securitization of trade receivables	295,000	311,400

Adjusted debt	$1,804,639	$2,072,766

The company uses adjusted debt to provide investors with a more meaningful measure of the Company’s debt obligations by adjusting for funds received under the trade receivables securitization program.